Exhibit 3.135

WINDSTREAM SHAL, LLC

A Minnesota Limited Liability Company

OPERATING AGREEMENT

OPERATING AGREEMENT

OF

WINDSTREAM SHAL, LLC

A Minnesota Limited Liability Company

THIS OPERATING AGREEMENT is made and entered into as of the 1st day of June, 2010, by and between Bishop Communications Corporation, a Minnesota corporation and IWA MN Holdings, LLC, a Minnesota limited liability company (the “Members”). This Agreement (as defined below) shall supersede and replace all prior agreements, operating agreements or member control agreements to which any or all of the parties to this Agreement or to which any member of the Company (as defined below) are parties to the extent that such agreements relate to the management of the Company or the regulation of the affairs of the Company.

ARTICLE I

DEFINITIONS AND GLOSSARY OF TERMS

“Act” shall mean the Minnesota Limited Liability Company Act set forth in Chapter 322B of the Minnesota Statutes.

“Agreement” shall mean this Operating Agreement as amended from time to time.

“Articles” shall mean the Articles of Organization, together with any amendments thereto, required to be filed by the Company pursuant to the Act.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, or any successor federal revenue law and any final treasury regulations, revenue rulings, and revenue procedures thereunder or under any predecessor federal revenue law.

“Company” shall refer to the limited liability company created under this Agreement and the Articles.

“Distributions” shall mean distributions of cash or other property made by the Company to the Member from any source.

“Governor” or “Governors” shall mean any person or entity that becomes a governor in accordance with the terms of this Agreement.

“Interest” shall mean all of the rights created under this Agreement or the Act of the Members with respect to the Company and the Company’s assets and property.

“Member” or “Members” shall refer to Bishop Communications Corporation and IWA MN Holdings, LLC and their respective successors and assigns.

Certain other capitalized terms not defined above shall have the meanings given such terms in the Agreement.

ARTICLE II

FORMATION; NAME; PURPOSES; OFFICE; TERM

SECTION 2.1 Company Formation. The Company has been formed as a limited liability company under and pursuant to the Act. The Governors shall file the Articles and all other such instruments or documents and shall do or cause to be done all such filing, recording, or other acts, as may be necessary or appropriate from time to time to comply with the requirements of law for the formation and/or operation of a limited liability company in the State of Minnesota. The Governors may also direct that the Company be registered or qualified to do business in other jurisdictions.

SECTION 2.2 Name of Company. The name of the Company shall be as set forth in the Articles.

SECTION 2.3 Purposes. The Company may have any lawful purpose as determined by the Member.

SECTION 2.4 Registered Office and Agent; Principal Office. The registered office of the Company in the State of Minnesota shall be such place in the State of Minnesota as the Governors shall designate. The registered agent shall be C T Corporation System Inc. The principal office of the Company shall be 4001 Rodney Parham Road, Little Rock, Arkansas 72212, or such other place as the Governors shall designate.

SECTION 2.5 Commencement and Term. The Company commenced upon the filing of the Articles in the office of the Secretary of State of the State of Minnesota, as contemplated by Section 2.1 hereof, and shall continue in perpetuity, unless sooner terminated as provided herein.

ARTICLE III

CAPITALIZATION, INTERESTS, LIMITED LIABILITY OF MEMBER,

RETURN OF CAPITAL AND INTEREST ON CAPITAL

SECTION 3.1 Initial Contributions and Interest. The Members have previously contributed their initial contribution to the Company and have received 100% of the Interest in the Company.

SECTION 3.2 Limited Liability of the Members. The Members shall have no personal liability for any debts or losses of the Company beyond its Interest, except as provided by law. Other than as provided in this Agreement and as may be required under the Act, the Members shall not be liable for any debts or losses of capital or profits of the Company or be required to contribute or lend funds to the Company.

SECTION 3.3 Additional Contributions; Interest. The Members shall not be entitled to receive any interest on its contributions to the capital of the Company. The Members may make additional capital contributions to the Company as it may determine.

SECTION 3.4 Additional Members. Subject to compliance with Article VIII herein, the Governors may admit additional Members from time to time upon terms and conditions determined by the Members.

SECTION 3.5 Actions By the Members. In exercising the voting or other approval rights provided herein or under the Act or to conduct any other business of the Company, the Members may act through meetings or by unanimous written consent or unanimous electronic transmission without a meeting. Any such written or electronic transmission consent shall be filed with the minutes of the proceedings of the Members of the Company.

ARTICLE IV

MANAGEMENT OF THE COMPANY

SECTION 4.1 Management Identification of Company in Contracts. The management of the Company shall be vested in the Governors of the Company appointed by the Member. In all contracts, agreements and undertakings of the Company, the Company shall be identified as a limited liability company.

SECTION 4.2 Number, Tenure and Qualifications of Governors. The Governors of the Company shall be appointed from time to time by the Members. Governors are not required to be residents of Minnesota or Members of the Company. The Governors as of the date of this Agreement shall be Francis X. Frantz and Jeffery R. Gardner to serve until their successors are duly appointed.

SECTION 4.3 Exclusive Control of Governors. Subject to the terms and provisions of this Agreement, the Governors shall have exclusive management and control of the affairs of the Company and shall have the power and authority to do all things necessary or appropriate to carry out the purposes of the Company.

SECTION 4.4 Managers.

(a) The Company shall also have managers to conduct the day-to-day management of the Company. The managers of the Company shall be chosen by the Governors and shall include a President, Chief Operating Officer, Chief Financial Officer, one or more Vice Presidents, Treasurer, and a Secretary. The Governors may appoint such other managers and agents as it shall deem desirable who shall hold their offices for such terms and shall exercise such powers and perform such duties as shall be determined from time to time by the Governors. Any number of offices may be held by the same person. Managers of the Company need not be residents of Minnesota or Members of the Company.

(b) The managers shall report to and serve at the discretion of the Governors. The managers shall hold office until their successors are duly appointed and qualified or until their earlier death, disability or removal. Any manager may be removed, with or without cause, at any time by the action of the Governors.

SECTION 4.5 Limitations on Powers of Governors and Managers. Notwithstanding the authority granted to the Governors and the managers in this Article IV, without the prior written approval of the Members, neither the Governors nor any manager shall have any authority to:

(a) Do any act in contravention of the Articles, this Agreement or the Act;

(b) Admit a person as a Member of the Company;

(c) Cause or permit the Company to redeem or repurchase any Interest;

(d) Sell all or substantially all of the assets of the Company in a single transaction or series of related transactions;

(e) Cause or permit the Company to merge or consolidate with any other entity; or

(f) Terminate or dissolve the Company, except as provided in Article VI.

SECTION 4.6 Other Business of Members and Governors. Any Member or Governor may engage independently or with others in other business ventures of any kind, render advice or services of any kind to other investors or ventures, or make or manage other investments or ventures. Neither the Company nor the Members shall have any right by virtue of this Agreement or the relationship created hereby in or to such other ventures or activities or to the income or proceeds derived therefrom, and the pursuit of such ventures, even if competitive with the business of the Company, shall not be deemed wrongful or improper under this Agreement. Nothing herein shall be deemed to negate or modify any separate agreement among the Governors, the Members and the Company, or any of them, with respect to restrictions on competition.

SECTION 4.7 Actions By the Governors. Any action required or permitted to be taken at any meeting of the Governors may be taken without a meeting, if all of the Governors consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions are filed with the minutes of proceedings of the Governors.

ARTICLE V

DISTRIBUTIONS

SECTION 5.1 Distributions of Cash Flow. The Company may make Distributions to the Member from time to time as determined by the Governors.

ARTICLE VI

DISSOLUTION OF THE COMPANY

SECTION 6.1 Dissolution of the Company. The Company shall be dissolved upon the happening of any of the following events, whichever shall first occur:

(a) upon the written direction of the Members; or

(b) the expiration of the term of the Company as provided in Section 2.5 hereof.

SECTION 6.2 Winding Up and Liquidation.

(a) Upon the dissolution of the Company, its affairs shall be wound up as soon as practicable thereafter by the Members. Except as otherwise provided in subsection (c) of this Section 6.2, in winding up the Company and liquidating the assets thereof, the Governors, or other person so designated for such purpose, may arrange for the collection and disbursement to the Members of any future receipts from the Company property or other sums to which the Company may be entitled, or may sell the Company’s interest in the Company property to any person, including persons related to the Members, on such terms and for such consideration as shall be consistent with obtaining the fair market value thereof.

(b) Upon the dissolution of the Company, the assets, if any, of the Company available for distribution and any net proceeds from the liquidation of any such assets, shall be applied and distributed in the following manner or order, to the extent available:

(i) To the payment of or provision for all debts, liabilities, and obligations of the Company to any person, and the expenses of liquidation; and

(ii) to the Members in accordance with their respective Interests.

(c) Upon dissolution, a reasonable time shall be allowed for the orderly liquidation of the assets of the Company and the discharge of liabilities to creditors so as to minimize the losses normally attendant to a liquidation.

ARTICLE VII

WITHDRAWAL OF MEMBER AND TRANSFER OF INTERESTS

SECTION 7.1 Transfer. The Members may transfer or assign their Interests at any time upon such terms and conditions as it may determine.

SECTION 7.2 Effect of Withdrawal. The Company shall not be dissolved by the dissolution or other event of withdrawal of a Member if any Member remains to carry on the business of the Company.

ARTICLE VIII

BOOKS; DEPOSITORY ACCOUNTS

SECTION 8.1 Books of Account. At all times during the continuance of the Company, the Governors shall maintain or cause to be maintained financial records and books of account showing all assets, liabilities, profits, losses, and records necessary for recording the Company’s business and affairs.

SECTION 8.2 Depository Accounts and Investment of Funds. The Governors or managers designated by the Governors may open and maintain on behalf of the Company one or more depository accounts at such times and in such depositories as it shall determine, in which all monies received by or on behalf of the Company shall be deposited.

ARTICLE IX

INDEMNIFICATION OF GOVERNORS AND MANAGERS

SECTION 9.1 Limitation of Liability.

(a) To the fullest extent permitted by the Act as it now exists or may hereafter be amended, no Governor of the Company shall be liable to the Company or the Member for monetary damages arising from a breach of fiduciary duty owed to the Company or the Member.

(b) Any repeal or modification of the foregoing paragraph by the Company or the Member of the Company shall not adversely affect any right or protection of a Governor of the Company existing at the time of such repeal or modification.

SECTION 9.2 Indemnification. Governors and managers serve at the request of the Member and in such capacity shall benefit from the indemnification rights as set forth in Section 2 of Article Eight of the Amended and Restated Certificate of Incorporation of Windstream Corporation. Any indemnification of a Governor or manager or advance of expenses under Section 2 of Article Eight of the Amended and Restated Certificate of Incorporation of Windstream Corporation shall follow the procedure set forth in Section 3 of Article Eight of the Amended and Restated Certificate of Incorporation of Windstream Corporation.

SECTION 9.3 Insurance. The Company may purchase and maintain insurance on behalf of its Governors, managers, employees and agents and those persons who were serving at the request of the Company in any capacity in another company, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the company would have the power to indemnify him against such liability under the provisions of this Article or otherwise. Any full or partial payment made by an insurance company under any insurance policy covering any Governor, manager, employee or agent made to or on behalf of a person entitled to indemnification under this Article shall relieve the Company of its liability for indemnification provided for in this Article or otherwise to the extent of such payment, and no insurer shall have a right of subrogation against the Company with respect to such payment.

SECTION 9.4 Merger or Consolidation. For purposes of this Article, references to the “Company” shall include, in addition to the resulting company, any constituent company (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its governors, managers, officers and employees or agents, so that any person who is or was a director, governor, manager, officer, employee or agent of such constituent company, or is or was serving at the request of such constituent company as a director, governor, manager, officer, employee or agent of another company, partnership, joint venture, trust or other enterprise, shall stand in the same position under this Article with respect to the resulting or surviving company as he or she would have with respect to such constituent company if its separate existence had continued.

SECTION 9.5 Savings Clause. If this Article IX or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Company shall nevertheless indemnify each person entitled to indemnification under Section 9.2 of this Article IX as to all expense, liability and loss (including attorneys’ fees and related disbursements, judgments, fines, penalties and amounts paid or to be paid in settlement) actually and reasonably incurred or suffered by such person and for which indemnification is available to such person pursuant to this Article IX to the full extent permitted by any applicable portion of this Article IX that shall not have been invalidated and to the full extent permitted by applicable law.

ARTICLE X

MISCELLANEOUS PROVISIONS

SECTION 10.1 Waiver of Provisions. The waiver of compliance at any time with respect to any of the provisions, terms, or conditions of this Agreement shall not be considered a waiver of such provision, term, or condition itself or of any of the other provisions, terms, or conditions hereof or bar its enforcement at any time thereafter.

SECTION 10.2 Amendment, Interpretation and Construction. Any modification or amendment to this Agreement must be in writing signed by the Members. Where the context so requires, the masculine shall include the feminine and the neuter and the singular shall include the plural. The headings and captions in this Agreement are inserted for convenience and identification only and are in no way intended to define, limit, or expand the scope or intent of this Agreement or any provision hereof. Unless otherwise specified, the references to Section and Article in this Agreement are to the Sections and Articles of this Agreement.

SECTION 10.3 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Minnesota.

SECTION 10.4 Partial Invalidity. In the event that any part or provision of this Agreement shall be determined to be invalid or unenforceable, the remaining parts and provisions of this Agreement which can be separated from the invalid, unenforceable provision or provisions shall continue in full force and effect.

SECTION 10.5 Binding on Successors. The terms, conditions, and provisions of this Agreement shall inure to the benefit of, and be binding upon the Members and their successors and assigns.

SECTION 10.6 Statutory Provisions. Any statutory or regulatory reference in this Agreement shall include a reference to any successor to such statute or regulation and/or revision thereof.

SECTION 10.7 Severability. If any provision of this Agreement or the application thereof to any person or circumstance shall be invalid, illegal or unenforceable to any extent, the remainder of this Agreement and the application thereof shall not be affected and shall be enforceable to the fullest extent permitted by law.

SECTION 10.8 Determination of Matters Not Provided For In This Agreement. The Governors shall decide any questions arising with respect to the Company and this Agreement which are not specifically or expressly provided for in this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the day and year first written above.

MEMBERS:

BISHOP COMMUNICATIONS CORPORATION

By:	/s/ John P. Fletcher
Name:	John P. Fletcher
Title:	Executive Vice President, General Counsel and Secretary

IWA MN HOLDINGS, LLC

By:	/s/ John P. Fletcher
Name:	John P. Fletcher
Title:	Executive Vice President, General Counsel and Secretary

SIGNATURE PAGE TO WINDSTREAM SHAL, LLC OPERATING AGREEMENT